EXHIBIT 5.1


                                October 22, 2004



The Board of Directors
AspenBio, Inc.
1585 South Perry Street
Castle Rock, CO 80104

Re:      Form SB-2 /A No. 1 Registration Statement
         Opinion of Counsel

Ladies and Gentlemen:

     As securities counsel for AspenBio, Inc. (the "Company"), a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

     We have also examined the Registration Statement on Form SB-2/A No. 1(the "Registration Statement") to be filed with the Commission on or about October 25, 2004 covering the resale of up to 12,820,486 shares of Common Stock of the Company (the "Shares") by the Selling Shareholders, as more particularly described in the Registration Statement.

     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the Shares, upon exercise and payment of the exercise price stated in the warrants or options, will have been duly authorized, validly issued, fully paid and non-assessable.

     This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

     We acknowledge that we are referred to under the caption "Legal Matters" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come



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The Board of Directors
AspenBio, Inc.
October 22, 2004
Page Two





within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


                                                  Very truly yours,


                                                  /s/ Burns Figa & Will, P.C.
                                                  ---------------------------
                                                  BURNS FIGA & WILL, P.C.







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